EXHIBIT 99.1

April 5, 2022

TO:	All Stockholders (Addressed Individually)

SUBJECT:	Report from the President

FHLBNY Files 2021 Form 10-K – Stability Throughout the Year

On March 22, 2022, we filed the FHLBNY’s 2021 Form 10-K with the SEC, closing the books on the second straight year impacted by the COVID-19 pandemic.  In the two years since the onset of this global crisis, we have been proud to continue to serve as a reliable source of funding for and reliable partner to our members as we work together to support and strengthen the communities we all serve.

As we reported in February 2022, your cooperative posted solid performance throughout 2021, with $265.5 million in net income for the year.  While advance demand declined from the record levels set in 2020 as government stimulus lingered in the market throughout the year, we closed 2021 with $71.5 billion in advances flowing through our members and into communities across our region.  In a year in which the pandemic continued to present challenges to both our operating environment and in our personal lives, the FHLBNY was proud to continue to serve as a reliable source of funding for and trusted partner to our members.

As we move into the second quarter of 2022, we remain focused on that reliability.  This is bolstered by our team working side by side once again.  I am pleased to report that, after returning to remote posture in December 2021 in response to the surge in new cases driven by the Omicron variant, our full team in back onsite, operating under a hybrid work model which provides for up to two days of remote work per week.  This approach allows for our team to experience the benefits of working together in person while also fostering a better balance between our professional and personal lives.  Our ability to operate without interruption while working remotely, onsite or a combination of the two positions our cooperative to continue to perform well through whatever difficulties remain in the road ahead.  And should another variant create a surge similar to that which Omicron unleashed in December 2021, we know we have the capability to seamlessly transition back to a fully remote posture if needed.

As one team, we continue to act on both our mission and our 2022-2024 Strategic Plan, which is centered on our strategic vision of being “a balanced provider of liquidity to members in all operating environments.”  We recognize that our current operating environment remains rife with challenges, from the ongoing effects of the pandemic to geopolitical conflict to the constant and growing concerns regarding cybersecurity.  We remain vigilant with regard to these threats, and work every day to help ensure the stability of our franchise.  We also continue to seek out opportunities in this environment, including continuing to build out our technology infrastructure to better serve our members, enhancing our housing program offerings, and identifying attractive investment opportunities that bolster our earnings and support our dividend.

The Full Value of Membership

Our focus on our members includes supporting their efforts to strengthen their communities through our housing programs.  On March 21, we launched our 2022 Homebuyer Dream Program® Round with $11 million in available grants to help create homeownership opportunities for first-time homebuyers throughout our District.  And on April 25, we will launch our 2022 Affordable Housing Program General Fund Round, offering $22.9 million in funds to support affordable housing initiatives across our region and beyond.  These programs enhance our members’ ability to make a tangible and long-lasting impact in the communities we all serve.  The reliability of these grants – which our members and housing partners know we will offer year in and year out, in steady markets and challenging periods – reflects the overall stability and dependability of our franchise.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms.  The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.  These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.